Exhibit 21.1  Subsidiaries of the Company

             Subsidiaries of Phoenix Color Corp.    Place of Incorporation
             -----------------------------------    ----------------------

             PCC Express Inc.                       United States
             TechniGraphix Inc.                     United States
             Phoenix MD. Realty, LLC                United States
             Phoenix Color Fulfillment, Inc.        United States


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